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                                                                    Exhibit 10.O

     This Information Technology Services Agreement ("Agreement"), dated as of July 16, 1996, is by and between ADVO, Inc., a corporation having a place of business at One Univac Lane, Windsor, CT 06095 ("ADVO"), and Integrated Systems Solutions Corporation, {d/b/a/ISSC}, a wholly owned subsidiary of International Business Machines Corporation, having its headquarters at Route 100, Somers, NY 10589 ("ISSC"). ADVO and ISSC agree that the following terms and conditions will apply to services provided by ISSC under this Agreement. ADVO and ISSC may be referred to individually as a "Party" and collectively as the "Parties".

1.0  Background and Objectives

     ADVO desires that the Information Technology Services as described herein and currently performed by or for ADVO be performed and managed by ISSC. ISSC has conducted due diligence to determine its ability to perform and manage such activities and responsibilities and desires to provide the Information Technology Services, defined herein, to ADVO.

     ADVO's objectives in entering into this Agreement are as follows:

     a) establishing a price for the known scope of work so that ADVO's expenditures on information technology services for this work would be no higher under the Agreement than they would have been if ADVO continued to perform the same arrangements on its own;

     b) structuring the provisions concerning future services for unknown scope or the migration of services from a mainframe environment to a mid-range or server environment so that ADVO's costs for such future services or costs of and after migration would be at least as favorable to ADVO under the Agreement as they would have been if ADVO had not entered into the Agreement and performed such future services on its own; and

     c)  assuring that the Services are delivered in a way that

         1) does not unnecessarily increase ADVO's dependence on ISSC, or ADVO's costs, for New Services or for services after the termination of this arrangement;

         2) minimizes the costs and effort of ADVO's migration from ISSC at the termination of the Agreement; and

         3) does not reduce ADVO's ability to take advantage of new technology in order to improve its services or reduce its costs.

     ISSC will assist ADVO in achieving the above objectives as further set forth herein.

     After careful evaluation of ISSC's proposals and other alternatives, ADVO agrees to purchase from ISSC the Information Technology Services during the Term. This Agreement documents
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     the terms and conditions under which ADVO agrees to purchase and ISSC agrees to provide the Services.

2.0  Definitions, Documents and Term

2.1  General Definitions

     As used in this Agreement:

     a) "Additional Resource Charge Rate" ("ARC Rate") means the charge for additional utilization of a Resource Unit in excess of its Baseline, as set forth in the Supplement and Schedule J.

     b) "AD/M Services" means both Applications Development and Applications Maintenance Services.

     c) "ADVO Machines" means Machines within the Data Center and Network that are owned, leased or rented and retained by ADVO after the Commencement Date and that are used by ISSC so that ISSC may provide the Services. ADVO retains financial responsibility for ADVO Machines. ADVO Machines are listed in Schedule C.

     d) "ADVO Network" means the Machines and Software located at 239 West Service Road, Hartford, CT 06120 as of the Commencement Date and any other locations at which Machines may be installed or relocated from time to time in accordance with this Agreement.

     e) "Affiliate" means, with respect to a Party, any entity at any time controlling, controlled by or under common control with, such Party. The term "Control" as used in this Agreement shall mean the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% of the aggregate of all voting equity interests in such entity.

     f) "Annual Services Charge" means the fixed charge to ADVO for ISSC's provision of the Services and includes the quantity of Resource Units set forth under Baselines in the Supplement.

     g)  "Applications Development" means the programming of:

         1) any new applications software and changes or enhancements to such new applications software which provide new or additional functionality including the projects identified in Exhibit E-3 of Schedule E;

         2)   regulatory/statutory mandated changes;

         3)   version upgrades to Applications Software; and

         4) changes or enhancements to existing Applications Software, which provide new or additional functionality, including as a project to be specified on Exhibit E-3 of Schedule E, making those applications identified on Schedule A as Year 2000 critical,
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     Year 2000 Compliant.

     Programming effort shall include the pre and post development analyses, planning, design, coding, testing, installation, provision of a single set of program and training documentation per Applications Software program and Training necessary to complete the task.

     h) "Applications Maintenance" consists of the activities which address changes, corrections, and additional functions that are required once an application is put into production after development. These activities fall into the following categories:

         1) "Corrective" means actions taken which result in the fixing or restoration of defective Applications Software features or functions or otherwise eliminates errors or failures associated with processing the data. This includes emergency repair and recovery activities.

         2) "Perfective" means actions taken which result in improved quality, performance, reliability, efficiency, maintainability or usability of the application.

         3) "Vendor Release Upgrade" means actions taken which result in the installation and available use of later or more recent releases and/or versions of third party software.

     Applications Maintenance does not include changes for correcting date-handling problems related to the change in millennium (Year 2000); such changes are within the scope of Applications Development.

     i) Applications Software" means those programs and programming, including all supporting documentation and media, that perform specific user related data processing and telecommunication tasks. Applications Software is listed in Schedule A.

     j) "Baseline" means the specified quantity of resources for a resource category included within the Annual Services Charge, as set forth in the Supplement and Schedule J.

     k) "Channel Extension Services" means the connectivity between the ISSC Data Center and input/output devices in the ADVO Network. Channel Extension Services includes Network Control Program ("NCP") support but does not include maintenance for the Model 3745-170 Transmission Control Unit.

     l)  "Commencement Date" means July 16, 1996.

     m)  "Data Center" means both the ISSC Data Center and the ADVO Network.

     n) "End User Locations" means those locations within ADVO's sites at which End User Machines, equipment and associated software
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         are located, which locations are facilities or floors in facilities outside the Data Center.

     o) "End Users" means users of Services who are authorized to receive such Services within ADVO.

     p) "End User Machines" means all workstations, terminals, LAN servers, printers and associated peripheral equipment which satisfy the following criteria:

         1)   owned or leased by ADVO;

         2)   located at End User Locations; and

         3)   operated by End Users.

     q) "Function Points" ("FP" or "FPs") means the metric used to measure the functional output of AD/M Services as defined by the International Function Points Users Group ("IFPUG") Function Point Counting Practices Manual, or IFPUG's designated successor.

     r) "Information Technology Services" ("Services") means those services and functions which ISSC agrees to provide to ADVO pursuant to this Agreement.

     s) "ISSC Data Center" means the Machines and Software to be located at an ISSC location to include Southbury, CT and at such other locations as ISSC may establish thereafter upon prior notification to ADVO with information on such new location and an opportunity to comment provided to ADVO and the data line connecting the ISSC Data Center to the ADVO Network.

     t) "ISSC Machines" means Machines within the Data Center and Network which are provided by ISSC on or after the Commencement Date in order to meet its obligations under this Agreement. ISSC Machines which are located at ADVO facilities are listed in Schedule D.

     u) "Licenses" means those written contractual arrangements under which ADVO received the right to use and maintenance for software products for which ISSC has undertaken financial and administrative responsibility as of the Maintenance Period Date as specified on Schedule F. Licenses are listed in Schedule F.

     v) "Losses" means all losses, liabilities, damages and claims (including taxes), and all related costs and expenses (including any and all reasonable attorneys' fees and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties).

     w)  "Machines" means both ADVO Machines and ISSC Machines.

     x) "Network" means all Machines, associated attachments, features and accessories, Software, lines and cabling used to connect and
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         transmit data and voice.

     y) "Performance Standards" means the service levels and performance responsibilities under which the Services will be provided. The Performance Standards are described and listed in Schedule E.

     z) "Reduced Resource Credit Rate" ("RRC Rate") means the credit for reduced utilization of a Resource Unit below the Baseline, as set forth in the Supplement and Schedule J.

     aa) "Required Consents" means any consents or approvals required for the licensing or transfer of the right to use applicable facilities, space, equipment, Software or third party services to ISSC.

     ab) "Resource Unit" ("RU") means a particular unit of resource utilization, as described in Schedule J, which is used to determine "Additional Resource Charges" ("ARCs") and "Reduced Resource Credits" ("RRCs") as described in Section 6 and Schedule J.

     ac) "Software" means both Applications Software and Systems Software.

     ad) "Systems Software" means those programs and programming, including all supporting documentation and media, that perform tasks basic to the functioning of the data processing and telecommunication equipment and which are required to operate the Applications Software or otherwise support the provision of Services by ISSC. Systems Software is listed in Schedule B.

     ae) "Training" means providing to an ADVO focal point such Applications Development documentation and/or information as ADVO reasonably determines it requires to allow the focal point to provide training to End Users.

     af) "Year 2000 Compliant" means the ability of a piece of software to correctly interpret and manipulate the relationship between 19XX and 20XX date-related data (where "X" is an integer between 0 and 9) without resulting in or causing logical or mathematical inconsistencies.

2.2  Associated Contract Documents

     This Agreement also includes:

     a) a Supplement ("Supplement") containing the charges, Term, and certain other necessary information; and

     b) Schedules A through P which will be updated by ISSC as necessary or appropriate during the Term; provided, however, that no changes to the Schedules shall become effective unless agreed to in writing by both Parties.
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2.3  Term

     The term of this Agreement will begin as of 12:01 a.m. on the Commencement Date and will end as of 12:00 midnight on June 30, 2006 (the "Term"), unless earlier terminated or extended in accordance with this Agreement.

2.4  Renewal and Expiration

     ISSC agrees to notify ADVO whether it desires to renew this Agreement and of the proposed prices and terms to govern such renewal not less than 18 months prior to the expiration of the Term. If ISSC notifies ADVO that it desires to renew this Agreement, ADVO agrees to inform ISSC in writing whether it desires to renew not less than six months prior to the expiration of the Term.

     If ADVO notifies ISSC that it desires to renew the Agreement, but the Parties are unable to agree upon renewal prices, terms and conditions as of six months prior to the expiration of the Term, this Agreement will be extended for one year at the then current prices, terms and conditions. If the Parties are unable to reach agreement on renewal during such extension period, this Agreement will expire at the end of such extension period.

3.0  Overview

3.1  Transition of Services

     a) There will be a transition period ("Transition Period") during which transition shall be accomplished in accordance with the Transition Plan more fully described in Schedule H. ISSC shall migrate the information technology services performed by or for ADVO from ADVO to the ISSC Data Center. During the Transition Period, ADVO will be responsible for providing such services. The Transition Period may be extended by mutual agreement of the Parties.

     b) During the Transition Period, the Parties will commence and complete a written plan to be mutually agreed upon that is consistent with Schedule H. Such plan shall be set forth in Section H-2 of Schedule H for the transition of the necessary resources from ADVO to ISSC. ADVO will cooperate with ISSC in accomplishing all aspects of the transition, including the commitment of the resources necessary to complete the transition during the Transition Period. An outline of the tasks necessary to accomplish the migration of the Services to ISSC is set forth in Section H-1 of Schedule H.

     c) The Transition Plan will provide that at least two weeks prior to the cutover date to the ISSC Data Center from ADVO, as set out in the Transition Plan, ISSC will have established and tested systems at the ISSC Data Center which are capable of functionally duplicating all data processing Services then being
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         performed by ADVO. Prior to cutover to the ISSC Data Center, ISSC will implement the portion of the Transition Plan which will require testing designed to establish that the ISSC Data Center is capable of providing such Services.

     d) ISSC shall maintain the redundancy described in subsection 3.1(c), at no additional cost to ADVO, for at least two weeks after cutover to the ISSC Data Center (the "Redundancy Period"). The Redundancy Period shall end on October 19, 1996 unless there is a cutback to the redundant facility prior to that date. If there is such a cutback, the Parties will use all reasonable efforts to cut over on as timely a basis as practicable. In no event shall the redundancy be maintained beyond December 15, 1996. In order to maintain redundancy during the Redundancy Period, ISSC will not use ADVO Machines to provide the data processing Services, except as necessitated by a failure of the transition to the ISSC Data Center, as set out below. As further set out below, ISSC shall be responsible for the reasonable, necessary and verified additional direct costs to ADVO of such redundancy, including any such incurred software license charges during the Redundancy Period. The Transition Plan shall include provisions for cutting back to ADVO's system if, during the Redundancy Period, either:

         1) the weekly average for Systems Availability, as defined in Schedule E, falls below 90%; or

         2) there is any single outage of greater than 8 hours in any rolling 24 hour period impacting Systems Availability.

     e) The Transition Plan will provide for migration to the ISSC Data Center on or before September 29, 1996 or October 5, 1996 as the case may be. However, if during the Redundancy Period ISSC fails to complete the Customer Test milestone, as set out in the Transition Plan, then:

         1) ADVO may delay migration to the ISSC Data Center until December 15, 1996 (the "Hold Period"). During the Hold Period ISSC shall be responsible for providing the data processing Services described herein using the Machines, necessary personnel and facilities then employed by ADVO.

         2) During the Hold Period ADVO represents that its total liquidated damages arising out of or related to such delay will total $1,568,000. ISSC will proportionately credit this amount on a monthly basis, as ADVO's sole and exclusive remedy for such delay, against each month's portion of the Annual Services Charge during the Hold Period.

3.2  Staff

     a) ADVO will use reasonable efforts to maintain staffing of the ADVO Network, AD/M functions, and print operations prior to and during the Transition Period; provided, however, that ADVO shall
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         not be obligated to increase staffing levels.

     b) During the Transition Period ISSC or its subcontractors may interview those ADVO employees listed on Schedule O (the "Affected Associates"). All Affected Associates designated on Schedule O as "Data Center" will be interviewed. ISSC may waive the interviews for those Affected Associates designated on Schedule O as "Key Associate" and as "AD/M".

     c) Upon the Commencement Date, if not made previously, ISSC will make offers for employment to those ADVO employees designated on Schedule O as "Key Associate" and "AD/M" provided they:

         1)   are employed by ADVO as of the date the offer is made;

         2)   have submitted an application for employment;

         3) meet ISSC's customary preemployment screening procedures for interviews, drug screening, and background verification; and

         4) accept the offer of employment from ISSC within seven days from the date the offer is made.

     d) By no later than 90 days after the Commencement Date, ISSC will offer employment to those Affected Associates designated on Schedule O as "Key Associate" and as "Data Center" provided they satisfy sections 3.2.(c)(1) through 3.2.(c)(4) above. All other Affected Associates designated on Schedule O as "Data Center" but not as "Key Associate" will be considered for positions at other ISSC locations.

     e) ISSC or its subcontractors will be solely responsible for making any hiring decisions regarding the Affected Associates.

     f) All Affected Associates remaining on ADVO's payroll shall perform their duties under the direction and control of ADVO and will be treated as ADVO employees for all purposes throughout the Transition Period; provided, however, that nothing herein shall be interpreted so as to relieve ISSC of its obligations to provide the Services as of the Commencement Date.

     g) Replacements for the Affected Associates shall be selected by ISSC as it deems necessary consistent with Section 4.1(d), and ISSC shall have financial responsibility for salary and benefits for replacements of Affected Associates.


     h)  Each offer of employment to an Affected Associate shall include:

         1) an initial base salary not less than the base salary each such Affected Associate currently receives from ADVO; and

         2)   a benefits package, equivalent to the package available to ISSC
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              employees who have accrued the same number of years of service with ISSC that the Affected Associate has accrued with ADVO. The benefits package includes (i) vacation days, up to ISSC's cap, and
              (ii) current participation in retirement benefits.

     i) ISSC shall conduct all employment practices described herein in accordance with all applicable laws.

3.3  Software

     As of the Commencement Date, and from time to time thereafter, ADVO will make the Software available to ISSC solely for the purpose of providing the Services and ISSC will be responsible for managing the Systems Software Licenses listed in Schedule F and for paying all related expenses, including the Systems Software maintenance fees beginning after the maintenance period date specified in Schedule F. Subject to the Parties obtaining any Required Consents in accordance with Section 3.4, ISSC will comply with all obligations of ADVO, including those of nondisclosure, under any such Systems Software License to the extent such obligations were disclosed to ISSC on or before the Commencement Date, and from time to time thereafter, through receipt by ISSC of a copy of the relevant documents, the receipt of which will be acknowledged by ISSC. ADVO represents and warrants that all obligations with respect to such Software Licenses accruing prior to the Commencement Date have been satisfied.

3.4  Required Consents

     ADVO shall be responsible for obtaining all Required Consents necessary to enable ISSC to use the Software and ADVO Machines except for Required Consents from ISSC Affiliates, which shall be obtained by ISSC. ADVO shall bear the costs, if any, of obtaining all Required Consents except for Required Consents from ISSC Affiliates, the costs of which shall be borne by ISSC. In the event that any Required Consent is not obtained with respect to the Software Licenses and ADVO Machines, then, unless and until such Required Consents are obtained, the Parties shall cooperate with each other in achieving a reasonable alternative arrangement for ADVO to continue to process its work with minimum interference to its business operations. Such failure by ADVO to obtain any Required Consent shall not per se be a breach of this Agreement by ADVO to the extent it participates in the foregoing.

3.5  Agency and Disbursements

     Beginning on October 1, 1996, ISSC will pay the Software vendors and suppliers listed in Schedule F or reimburse ADVO in a timely manner for payments made by ADVO to such vendors and suppliers for periods after the maintenance period date specified in Schedule F.
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     ADVO appoints ISSC as its limited agent for the purposes of administration and payment as it pertains to the Software Licenses and ADVO shall not terminate, extend or amend such Software Licenses without the prior written approval of ISSC. ADVO agrees to promptly notify all the appropriate third parties of such appointment, such reasonable notification shall not be deemed to violate any confidentiality obligation of ADVO to ISSC.

     ISSC may terminate, cancel, substitute or change such Software Licenses as it chooses so long as ISSC continues to perform the Services in the manner required by this Agreement, provided ISSC (i) demonstrates to ADVO's satisfaction that any new arrangement can be migrated upon termination of this Agreement, and (ii) ISSC obtains ADVO's prior written consent which consent shall not unreasonably be withheld. Further, ISSC shall promptly pay or reimburse ADVO for any termination penalties, damages payable by ADVO to such third parties that are directly attributable to ISSC's decision to breach the third party agreement or to other termination charges associated with and paid by ADVO for such action.

3.6  Joint Verification

     During the 90 day period following the Commencement Date, ISSC and ADVO reserve the right to inventory, validate and update, any information that is reflected in or omitted from the attached Supplement or Schedules. If discrepancies are detected during such period, the Parties shall attempt to negotiate in good faith modifications to the Supplement or Schedules and/or an equitable adjustment to the Annual Services Charge. If the Parties are unable to reach agreement on modifications or an equitable adjustment, then the Parties will submit the matter to the Joint Advisory Committee for dispute resolution as specified in Section 16 of this Agreement.

     Nothing in this Section shall prevent the Parties from exercising any other remedies available to them at law or under this Agreement; including, but not limited to, any termination remedies.

3.7  Other Obligations

     Beginning on the earlier of the date this Agreement is executed by the Parties or the Commencement Date, ADVO will not enter into any new or amend any existing agreements or arrangements, written or oral, affecting or impacting upon Affected Associates or Software Licenses, as specified in the various Schedules to this Agreement, without the prior written consent of ISSC, which consent shall not unreasonably be withheld.

3.8  Software Currency

     The Parties agree to maintain reasonable currency for releases and versions of Software, unless otherwise mutually agreed. For
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     purposes of this Section, "reasonable currency" shall mean that the installed version or release is no more than one version or release older than the newest commercially-available version or release, unless otherwise agreed to by the Parties, and subject to the Change Management Procedures outlined in Section 4.5(b). If, upon the Commencement Date, any Software is not reasonably current, the Parties will not be obligated to bring such Software into reasonable currency immediately. The Parties will, as part of the AD/M Services described in Schedule E, prepare a plan for either (a) bringing the Software into reasonable currency, or (b) replacing the Software.

     In the event either Party requests the other Party to delay upgrading of specific Software beyond the reasonable currency period or requires operation and maintenance of multiple versions of Software, the other Party shall do so, provided, that if such Party:

     a) is prevented from taking economic or performance advantage of technological advancements in the industry; or

     b) incurs additional costs (e.g., Software support costs due to withdrawal of maintenance by the licensor, multiple version charges, etc.); then,

         the requesting party will either update the Software to the current level or reimburse the other party for any increased costs incurred pursuant to the above.

         In addition, in the case where ADVO is the requesting Party, ADVO shall relieve ISSC from compliance with any related Performance Standards until such time as the affected Software is deemed current to the extent such failure to comply is a direct result of delayed upgrading.

3.9  ADVO Approvals and Notification

     For those areas of the Services where ADVO:

     a)  has reserved right-of-approval or consent or agreement;

     b)  is required to provide notification; and/or

     c)  is required to perform a responsibility set forth in this Agreement;
         and

         such approval, consent, notification or performance is delayed or withheld by ADVO without authorization or right (which authorization or right shall be deemed to include the right of ADVO to reasonably object or to deny consent) beyond the period provided in this Agreement or the Schedules and such delay or withholding is not caused by ISSC and affects ISSC's ability to provide the Services under this Agreement, then ADVO will relieve ISSC of the responsibility for that portion of the
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         Services affected by the delay or withholding during the period such approval, consent, notification or performance is delayed or withheld beyond the period provided in this Agreement or the Schedules and ADVO will reimburse ISSC for all additional expenses, if any, incurred during such period as a result thereof.

         For purposes of this Agreement, if a time period is not specified for such approval, consent, agreement, notification or performance, then such time period shall be deemed to be not greater than ten business days.

4.0  ISSC Responsibilities

4.1  ISSC Personnel

     ISSC will designate, prior to the Commencement Date, an ISSC Project Executive to whom all ADVO's communications may be addressed and who has the authority to act for and bind ISSC and its subcontractors in connection with all aspects of this Agreement.

     a) ISSC shall cause the person assigned to the position of Project Executive to devote substantially his or her full time and effort to the provision of the Services under this Agreement, and to the extent such Services are not provided from a dedicated facility, to the operation and management of the Data Center and AD/M staff. Before assigning an individual to the position of Project Executive, whether the individual is initially assigned or is subsequently assigned, ISSC shall:

         1)   notify ADVO of the proposed assignment;

         2)   introduce the individual to appropriate ADVO representatives; and

         3) consistent with ISSC's personnel practices, provide ADVO with any other information about the individual reasonably requested by ADVO.

              ISSC agrees to discuss with ADVO any objections ADVO may have to such assignment and attempt to resolve such concerns on a mutually agreeable basis.

     b) ISSC will undertake to minimize change of the Project Executive and will give ADVO at least 30 days advance notice of a change of the Project Executive and will discuss with ADVO any objections ADVO may have to such change.

     c) In the event that ADVO reasonably and in good faith determines that it is not in the best interests of ADVO for any ISSC employee or subcontractor to continue performing any of the Services, then ADVO shall give ISSC written notice specifying the reasons for its position and requesting that the employee or
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         subcontractor be replaced. Promptly after its receipt of such a notice,
         ISSC shall investigate the matters stated in such notice and, if it determines that ADVO's concerns are reasonable, ISSC shall take appropriate action.

    d) The Parties agree that it is in their best interests to keep the turnover rate of the ISSC and ISSC subcontractor personnel performing the Services to a reasonably low level. Accordingly:

         1) for at least the first nine months following the Commencement Date, ISSC will not reassign any Affected Associate, for so long as the Affected Associate continues to be employed by ISSC, in a way that prevents him or her from spending substantially all of his or her time performing Services hereunder unless the Affected Associate requests reassignment or unless ADVO consents to such reassignment, which consent shall not be unreasonably withheld; and

         2) for so long as the Affected Associate continues to be employed by ISSC, ISSC will not reassign any Affected Associate identified on Schedule O as "Critical/System", unless the Affected Associate requests reassignment or unless ADVO consents to such reassignment, which consent shall not be unreasonably withheld, until the earlier of: (i) full documentation of the system for which the Affected Associate was responsible in a form reasonably satisfactory to ADVO, or (ii) replacement of the system for which the Affected Associate was responsible.

    Further, if ADVO reasonably determines that the personnel turnover rate is or may be excessive and so notifies ISSC, ISSC shall provide data regarding the turnover rate and shall meet with ADVO to discuss the reasons for the turnover rate. If reasonably requested by ADVO, ISSC shall submit to ADVO its proposals for reducing the turnover rate, or seeking to prevent an excessive turnover rate, and the Parties shall mutually agree on a program promptly to maintain or reduce the turnover rate to an acceptable level, as appropriate. In any event, notwithstanding transfer or turnover of personnel, ISSC remains obligated to perform the Services without degredation and in accordance with this Agreement.

    4.2 Standards

        ISSC agrees that:

        a) all Services performed by ISSC for ADVO will be performed in a professional and workmanlike manner in accordance with industry standards and practices applicable to the performance of such Services; and

        b) its performance of the Services will meet or exceed each of the applicable Performance Standards.

    4.3 Efficient Use of Resources
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     ISSC shall take reasonable action, taking into account economic circumstances, to efficiently use resources that will be chargeable to ADVO under this Agreement including, but not limited to:

     a) making schedule adjustments (consistent with ADVO's priorities and schedules for the Services and ISSC's obligation to meet the Performance Standards);

     b) delaying the performance of noncritical functions within established limits; and

     c)  tuning or optimizing the systems used to perform the Services.

4.4  Technological Advancements

     ISSC agrees to take reasonable action, taking into account economic circumstances, without an increase in charges to ADVO, subject to the provisions of Section 6.5 and the Performance Standards, to provide the Services to ADVO at a technological level that will enable ADVO to take advantage of technological advancement in its industry.

     Further, ISSC may, at ISSC's option and expense, implement technological advancements relative to the provision of the Services; provided, however, ISSC continues to perform the Services in accordance with the Performance Standards set forth in this Agreement. Notwithstanding the foregoing, ISSC shall not without ADVO's express consent, and unless only in effect during the Term, implement any technological advancement that materially adversely affects ADVO's ability, at expiration or termination of this Agreement, to migrate to: (i) another technology platform, or (ii) another services provider, or (iii) ADVO itself.

     If such technological advancement(s) will have an effect on any Baseline(s) and/or ARC/RRC Rate(s) for any resource provided under the Agreement, ISSC will normalize such affected Baseline(s) and/or ARC/RRC Rate(s), consistent with the rebaselining procedures set forth in Schedule J, so that ADVO receives the same level of performance and the same price-performance as provided under the methodology used at inception of this Agreement. ISSC will review with ADVO the conversion methodology (e.g., benchmarking, historical data, etc.) which ISSC used to support such adjustment(s).

     ISSC will explore the implementation of technological advancements reasonably requested by ADVO.

4.5  Management and Control

     a) Within 180 days after the Commencement Date, ISSC shall provide a manual describing the operating processes and procedures relating to the performance of the Services (the "Procedures

         Manual"). Recognizing that certain components of the Procedures Manual need to be completed in advance of 180 days, the Parties agree to deliver such priority components in accordance with the timeframe set forth in Schedule H.

         1) The Procedures Manual shall be provided to ADVO for review, comment, and approval, and any reasonable comments or suggestions of ADVO will be incorporated therein.

         2) ISSC shall periodically update the Procedures Manual, subject to ADVO's reasonable approval, to reflect any changes in the operations or procedures described therein.

         3) ISSC shall perform all Services in accordance with the Procedures Manual.

     b) Within 180 days after the Commencement Date, ISSC shall provide the "Change Management Procedures", which shall include, at a minimum, that:

         1) ISSC will make no change which may adversely affect the business operations of ADVO without first obtaining approval from ADVO.

         2) ISSC will assure that all programs are moved from the application development and test environments to the production environment in a controlled and documented manner.

         3) ISSC will schedule all Data Center and AD/M projects so as not to unreasonably interrupt ADVO business operations.

         4) ISSC will prepare monthly, a rolling quarterly "look ahead" schedule for ongoing and planned Data Center and AD/M changes. The status of changes will be monitored and tracked against the applicable schedule.

         5) ISSC will document and provide to ADVO a notification of all Data Center and AD/M changes performed for emergency purposes or as otherwise not precluded in Section 4.5(b)(1) as soon as practicable, but in no event later than five business days after change was made.

     Regardless of whether the Procedures Manual or Change Management Procedures or components thereof are completed on schedule, unless otherwise specified in the Transition Plan in accordance with Schedule H, the above procedures will be applicable from the Commencement Date.

     The Change Management Procedures will be included in the Procedures Manual and shall be provided to ADVO for review, comment, and approval, and any reasonable comments or suggestions of ADVO will be incorporated therein.

    c) Upon reasonable request by ADVO, ISSC will provide periodic reports to ADVO that will include, at a minimum, the following:

         1) a monthly performance report documenting ISSC's performance with respect to the Performance Standards;

         2) a weekly project schedule report containing the information described in Section 4.5(b)(5);

         3) a monthly change report setting forth a record of all changes performed during the previous month; and

         4) a monthly report describing ADVO's utilization of each particular type of RU during such month, and comparing such utilization to the then applicable Baseline for each RU.

     ISSC will provide ADVO with such documentation and other information as may be reasonably requested by ADVO from time to time in order to verify the accuracy of the reports specified above.

     d) The Parties will mutually determine an appropriate set of periodic meetings to be held between representatives of ADVO and ISSC. ISSC will attend all such meetings. The agenda will be mutually agreed upon in advance by the Parties. At a minimum, these meetings will include the following:

         1) a weekly meeting among operational personnel to discuss ongoing issues relating generally to daily performance and planned or anticipated activities and changes;

         2) a monthly management meeting to review the performance report, the project schedule report, the changes report, and such other matters as appropriate; and

         3) a quarterly senior management meeting to review relevant contract and performance issues.

     All meetings will have a published agenda issued by ISSC sufficiently in advance of the meeting to allow meeting participants a reasonable opportunity to prepare for the meeting.

4.6  Machines

     ISSC will provide the Services using ISSC and ADVO Machines. Additional or replacement ISSC Machines, including upgrades, will be added by ISSC to the Data Center and Channel Extension Services, as necessary to perform the Services in accordance with the Performance Standards, subject to ARCs for growth beyond the specified Baseline. ISSC retains all right, title and interest in and to all ISSC Machines, subject to Section 10.4 with respect to ADVO's rights upon termination or expiration of this Agreement.

4.7  Data Transmission (Lines/Circuits)

     ISSC will undertake financial and administrative responsibility for the necessary leased lines and circuits to provide Channel Extension Services between the ADVO Network and ISSC Data Center.

4.8  Software Services

     As part of the Services, ISSC will:

     a) operate, maintain and enhance, as necessary to perform in accordance with the Performance Standards, all Systems Software in the Data Center, except as otherwise provided in Schedule B;

     b) apply preventive maintenance and program temporary fixes to correct defects in the Systems Software running in the Data Center;

     c) in accordance with the Software currency provisions of Section 3.8, provide or obtain new versions and releases, upgrades, replacements or additional Systems Software as ISSC deems necessary in order to perform the Services in accordance with the Performance Standards; and

     d) operate and install new versions and releases, upgrades, replacements and additional Applications Software in the Data Center.

4.9  Operations, Support and Maintenance

     As part of the Services, ISSC will:

     a)  operate the Data Center using the Machines and Software;

     b)  provide maintenance services for ISSC Machines in the ISSC Data Center;

     c) provide maintenance services for the Hitachi disk storage drives specified on Schedule C;

     d) operate and support the 3745 and all related Software and provide Channel Extension Services;

     e)  provide print operations in accordance with Schedule E;

     f) transmit electronic print files to the ADVO Network in accordance with Schedule E;

     g) store, maintain and provide security for storage media (tapes, disk packs, etc.) provided to ISSC; and

     h) provide reasonable system capacity to support Applications Development, in accordance with Schedule E, the resources utilized for which will be included when calculating RUs.

4.10 Consolidation and Relocation Services

     Subject to any ADVO right to receive notice and to object set forth in the Change Management Procedures, ISSC will install, rearrange and relocate equipment in the ISSC Data Center as ISSC deems necessary in order to perform in accordance with the Performance Standards and in such a manner so as to minimize service level impact to End Users in accordance with the Change Management Procedures.

     ADVO shall receive notice with an opportunity for reasonable comment prior to any material physical relocation of ISSC production control and key operational liaison personnel.

4.11 Systems Management

     As part of the Services, ISSC will:

     a) perform capacity planning, performance analysis and tuning for the Machines and Systems Software in the Data Center;

     b) implement controls, in accordance with Schedule L and this Agreement, to effectively manage the Data Center environments, including change and problem management systems according to the Procedures Manual;

     c) provide back-up and restore capability for data and programs maintained in the Data Center;

     d)  invoke the disaster recovery plan when appropriate; and

     e) provide for systems access security through the use of appropriate security products.

4.12 Disaster Recovery

     ISSC will provide disaster recovery services in accordance with Schedule G.

4.13 Production Services

     As part of the Services, ISSC will:

     a) schedule, control and monitor the running of production jobs in the Data Center using scheduling and quality control procedures, as specified in the Procedures Manual; and

     b) follow procedures for scheduling and directing output of all production work (including workload and performance balancing), as specified in the Procedures Manual.

4.14 AD/M Services

     As part of the Services, ISSC will provide Applications Development and Maintenance as further specified in Schedule E and at the resource levels as established in Schedule J and set forth in the Supplement.

4.15 Help Desk

     ISSC will provide single point-of-contact support to End Users to assist them with problem determination, tracking and resolution, how-to questions, systems status, and changes which may affect them, in accordance with Schedule M.

4.16 Audits

     In accordance with this Section, SAS-70, and any other regulatory requirements, ADVO may have an independent third party audit conducted of the facilities. The audit objective will be to report on the internal control structure employed by ISSC for the duration of this Agreement and will include reviews of: computer operation procedures, backup, off-site storage, contingency planning, DASD management controls, physical security, software and data security, systems software support, tape library control and other areas as reasonably deemed appropriate.

     ISSC will reasonably assist ADVO in meeting its audit and regulatory requirements and in reasonably minimizing costs associated with such requirements, including providing access to the Data Center to enable ADVO and its auditors and examiners to conduct appropriate audits and examinations of the operations of ISSC relating to the performance of the Services to verify:

     a) the accuracy of ISSC's charges, other than the Annual Services Charge, to ADVO;

     b) that ISSC is exercising reasonable procedures to control the resources provided by ADVO to ISSC such as heat, light and utilities utilized in providing Services to ADVO; and

     c) that Services are being provided in accordance with the Performance Standards.

     Such access will require 24 hours notice to ISSC and will be provided at reasonable hours, provided that any audit does not interfere with ISSC's ability to perform the Services in accordance with the Performance Standards. ISSC will provide access only to information reasonably necessary to perform the audit. ISSC will provide access to ISSC proprietary data, subject to the provisions of Section 9. Under no condition will ADVO have access to the data of other ISSC customers. ISSC will also assist ADVO's employees or auditors in testing ADVO's data files and programs, including, without limitation, installing and running audit software, subject to the provisions of Section 6.

     Subject to Section 6.5, ISSC agrees to make any changes and take other actions which are necessary in order to maintain compliance with applicable laws or regulations or generally acceptable accounting procedures. ADVO may submit additional findings or recommendations to ISSC for its consideration, and ISSC shall consider such findings and ISSC shall implement such findings and recommendations it reasonably determines to be appropriate.

     If any audit or examination reveals that ISSC's invoices for the audited period are not correct for such period, ISSC shall promptly reimburse ADVO for the amount of any overcharges, or ADVO shall promptly pay ISSC for the amount of any undercharges.

4.17 Benchmarks

     Beginning in the second contract year from the Commencement Date, and no more than once in a calendar year, ADVO reserves the right to have a third party that has been mutually agreed upon between ADVO and ISSC, conduct a confidential benchmark study at ADVO's expense to compare the cost, quality and delivery of the Services being benchmarked to services provided to other entities receiving comparable services (the "Benchmark"). The Benchmark will be designed to provide a representative comparison of the benchmarked services provided by vendors across various industries. Subject to appropriate confidentiality restrictions, ISSC will reasonably cooperate with such third party in performing the Benchmark provided ISSC receives reasonable notice and that any Benchmark does not interfere with ISSC's ability to perform the Services in accordance with the Performance Standards.

     ADVO will determine the scope of the study and the categories to be compared. The Parties will mutually determine necessary adjustments to address comparability factors of the total scope of Services such as the Term of the Agreement, complexity of the transition to ISSC's Services, and environmental or other unique aspects of the Services. Upon request by ADVO, the Parties will analyze the Benchmark results and ISSC, at its expense (unless the Benchmark fails to comport with the scope of the categories studied or adjustments as agreed between ADVO and ISSC, or the Benchmark results can be shown to be based on factually inaccurate assumptions or data or other inputs upon which the conclusions are based, in which case the Benchmark can be corrected for such deviations) and within 60 days of completion of the Benchmark, will:

     a) prepare an analysis report to address any material deviations, higher or lower, of the cost, quality, or delivery of the Services as compared to the Benchmark results; and

     b) prepare a plan for achieving higher levels of service and/or improved price performance.

         ISSC and ADVO will implement the plan when and to the extent it is approved by ADVO to the extent such implementation is feasible.

5.0  ADVO Responsibilities

5.1  ADVO Project Executive

ADVO agrees to designate, prior to the Commencement Date, a Project Executive to whom all ISSC communications may be addressed and who has the authority to act for and bind ADVO and its subcontractors in connection with all aspects of this Agreement.

5.2  Applications Software

During the Term, ADVO will be responsible for defining business requirements for Applications Software.

ADVO will also retain responsibility for all license and related charges and for prioritizing the AD/M workload necessary to maintain and support all Applications Software.

ADVO shall provide ISSC, to the extent ADVO has such license rights, with source code that matches all application load modules executed in the production environment for Applications Software.

ADVO may reasonably audit, control and approve all new Applications Software prior to its promotion into production.

5.3  Facilities

To enable ISSC to provide the Services, ADVO agrees:

     a) to provide, at no charge to ISSC, the use of the ADVO facilities and such additional space as may be reasonably necessary for the performance of the Services. This includes reasonable office space for a minimum of 60 people and individual offices for four managers, storage space, telephone capability (but excluding long-distance telephone charges, for which ADVO will be reimbursed by ISSC), office support services (e.g., janitorial and security), office supplies and furniture. ADVO shall be responsible for ensuring such ADVO facilities provide for a safe working environment, including compliance with national, state and local codes, ordinances, laws, authorities having jurisdiction and nationally recognized standards;

     b) to provide, for the ADVO facilities located at premises under ADVO's management and control during the Term the utilities as may reasonably be necessary for ISSC to perform the Services as described in this Agreement, such as heat, light, power, air conditioning, uninterruptible power supply, and such other similar utilities;

     c) to provide access to ADVO parking and cafeteria (if any) facilities for ISSC employees;

     d) if ADVO decides to relocate its current facility from which the Services are being provided, ADVO will provide comparable space, facilities and resources in the new location and reimbursement of personnel relocation for ISSC employees and subcontractors under the same terms and conditions of this Agreement; and

     e) following the expiration or termination of this Agreement, ADVO will allow ISSC the use, at no charge, of those ADVO facilities then being used to perform the Services for up to 60 days following the effective date of such expiration or termination (or from the last day of any Services Transfer Assistance period) to enable ISSC to affect an orderly transition of ISSC resources.

     It is understood that ISSC's use of the ADVO facilities does not constitute or create a leasehold interest. When the ADVO Network and/or the other ADVO facilities are no longer being utilized by ISSC to perform the Services, ADVO's obligations set forth in this Section with respect to the ADVO Network and/or the other ADVO facilities will cease.

5.4  Support Services

     ADVO agrees to:

     a) perform its responsibilities in accordance with the Procedures Manual and Performance Standards and until such time as those documents are completed, in whole or in part, in accordance with ADVO's practices and policies as of the Commencement Date;

     b) provide to ISSC, to the extent not otherwise sold, assigned or licensed to ISSC, for the purposes of meeting its obligations under this Agreement, full access to, and use of, Machines and Software on the terms and conditions set forth in this Agreement;

     c) supply the End User Machines and software being used by the Affected Associates as of the Commencement Date for 180 days from the Commencement Date. Such machines and software shall remain the property of ADVO. Any replacement machines or software will be the responsibility of ISSC and such replacements will be the property of ISSC; and

     d) maintain and replace as necessary any machines retained by ADVO and required by ISSC to operate Applications Software.

5.5  Other Responsibilities

     ADVO also agrees to:

     a) provide data entry and coordinate such activities with ISSC's systems design and production functions as described in Schedule

         E;

     b) be responsible for Network including WAN and LAN management, voice services and voice network services;

     c) be responsible for all servers except for servers operating Applications Software for which ISSC has operational responsibility;

     d)  provide for maintenance of the input/output devices in the ADVO
         Network;

     e) designate and document application information requirements, including report design and content, frequency of reports, and accessibility to information;

     f) provide additions, upgrades and replacements for all End User Machines used by ADVO employees;

     g)  maintain and support all End User Machines used by ADVO employees;

     h) provide personnel and equipment to reasonably ensure the physical security of ADVO facilities;

     i)  provide all preprinted forms;

     j) provide all paper forms and supplies required by End Users employed by ADVO;

     k) pay all usage fees for disaster recovery contracts, if any, until completion of migration to the ISSC Data Center;

     l) be responsible for all mail, messenger, postage, courier and print distribution services;

     m)  be responsible for all costs associated with off-site data storage;

     n) be responsible for such other ADVO activities and functions as are described in this Agreement; and

     o) cooperate to establish the required FP Baselines within the time required as further set forth in Schedule E hereto, without undue delay.

6.0  Charges and Expenses

6.1  Annual Services Charge

     ADVO agrees to pay the Annual Services Charge specified in the Supplement for each year of the Term together with the other amounts and subject to credits as described in this Section 6 and Section 7 and set forth in the Supplement.

6.2  Resource Charges and Credits

One month after the establishment of Baselines, other than Help Desk Baselines, pursuant to Schedule J, and monthly thereafter, ISSC will review the quantity of Resource Units utilized by ADVO during the preceding month, and calculate Additional Resource Charges (ARCs) and/or Reduced Resource Credits (RRCs) in accordance with the Supplement and Schedule J.

Six months after the establishment of Help Desk Baselines pursuant to Schedule J, and every three months thereafter, ISSC will review the cumulative quantity of Resource Units utilized by ADVO during the preceding three months, and calculate Additional Resource Charges (ARCs) and/or Reduced Resource Credits
(RRCs) in accordance with the Supplement and Schedule J.

ADVO agrees to pay Additional Resource Charges in accordance with Section 7. ISSC agrees to credit Reduced Resource Credits in accordance with Section 7.

6.3  Cost of Living Adjustment

ADVO agrees to pay ISSC a Cost of Living Adjustment ("COLA"), in accordance with Schedule J if the actual cumulative year-to-year inflation increases.

The Parties agree to use the December unadjusted Consumer Price Index, as published in the "Summary Data from the Consumer Price Index News Release" by the Bureau of Labor Statistics, U.S. Department of Labor, For All Urban Consumers, ("CPI-U"), for purposes of determining actual inflation.

6.4  New Entities

If ADVO acquires any additional Affiliate during the Term and ADVO desires that ISSC provide Services for such Affiliate, subject to additional charges if acceptance of such responsibilities would require New Services as described in
Section 6.5 and/or resources in excess of existing Baselines, then ISSC will provide such Affiliate with Services in accordance with this Agreement.

6.5  New Services

In the event that ADVO requests ISSC to perform functions different from, and in addition to, the Services ("New Services"), the charge to ADVO for ISSC performing such functions will be determined as follows:

     a) If the additional function requires only those resources which have a current Baseline, the additional function will not be considered a New Service and the charges for the incremental resources, if any, will be recovered through the ARC methodology, subject to a Baseline adjustment in accordance with

         Schedule J.

     b) If the additional function requires resources not covered by an existing Baseline and/or requires additional start-up expenses, then such additional function will be considered New Services, and prior to performing such New Services:

         1) ISSC will quote to ADVO the adjustment in the Annual Services Charge or other payment method that will reflect such New Services, which will be based upon the required proportional adjustment in system and other applicable resources relative to the Annual Services Charge; and

         2) ADVO, upon receipt of such quote, may then elect to have ISSC perform the New Services, and the Annual Services Charge and the Baselines will be adjusted, if necessary, to reflect such New Services.

6.6  Taxes

     a) The Annual Services Charge and ARCs (if any) paid by ADVO are inclusive of any applicable sales, use, personal property or other taxes (exclusive of telecommunications taxes) attributable to periods on or after the Commencement Date based upon or measured by ISSC's cost in acquiring or providing equipment, materials, supplies or services furnished or used by ISSC in performing or furnishing the Services, including without limitation, all personal property and use taxes, if any, due on ISSC Machines and Systems Software.

     b) In the event that a sales, use, excise or services tax is assessed on the provision of the Services (or any New Services) by ISSC to ADVO or on ISSC's charges to ADVO under this Agreement, however levied or assessed, ADVO will be responsible for and pay the amount of any such tax. ADVO will also be responsible for paying all personal property or use taxes due on or with respect to ADVO Machines, End User Machines and Applications Software and for the payment of any telecommunications taxes for network lines and circuits.

     c) Each Party shall bear sole responsibility for all taxes, assessments and other real property-related levies on its owned or leased real property.

     d) The Parties agree to reasonably cooperate with each other to more accurately determine each Party's tax liability and to minimize such liability to the extent legally permissible.

     e) Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either Party. The Parties will also work together to segregate the Annual Services Charge and ARCs into separate payment streams:

         1)  that for taxable Services;

         2)  that for nontaxable Services;

         3) that for which a sales, use or similar tax has already been paid by ISSC; and

         4) that for which ISSC functions merely as a paying agent for ADVO in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax.

6.7  Extraordinary Reduction of ADVO Work

     a) If, during the Term, ADVO experiences significant changes in the scope or nature of its business which have or are reasonably expected to have the effect of causing sustained substantial decreases in the amount of ISSC resources used in performing the Services, provided such decreases are not due to ADVO resuming the provision of such Services by itself or ADVO transferring the provision of such Services to another vendor, such changes shall be governed by this Section.

     Substantial decreases shall be considered:

         1) a 35% or more decrease in the amount of ISSC resources used in performing AD/M Services; or

         2) a 25% or more decrease in the total amount of ISSC resources used in performing all Services, including AD/M Services.

     Examples of the kinds of events that might cause such substantial decreases include but are not limited to;

         1)  voluntary or involuntary bankruptcy;

         2)  changes to locations where ADVO operates;

         3)  changes in ADVO's products or markets;

         4) mergers, acquisitions or divestitures (which in the case of mergers or acquisitions could include the performance of some of the Services by the surviving third-party entity of the merger or the acquirer, or the designee of either of them, which shall be deemed not to be the transfer of Services to another vendor, provided that the merger or acquisition is primarily for business reasons unrelated to ADVO's avoidance of its obligations under this Agreement);

         5) changes in the method of service delivery (other than use of another vendor); or

         6)  changes in market priorities.

     b) ADVO will notify ISSC of any event or discrete set of events which ADVO believes qualifies under this Section and ISSC will identify the changes that need to be made to accommodate the extraordinary decrease of resource requirements in a cost-effective manner without disruption to ADVO's ongoing operations, and the cost savings that will result therefrom in a plan that will be submitted to ADVO for review and acceptance.

     c) Effective upon the occurrence of the event or discrete sets of events, unless otherwise notified by ADVO, ISSC will make any applicable adjustments to the charges and the Baselines to reflect the foregoing and distribute an amended Supplement to the Parties.

     d) ADVO may, at its option and expense, employ an accredited and independent auditor to verify that ISSC's methodology for calculating the savings referenced in Section 6.7(b) above conform to accepted accounting practices, and to verify that ISSC's methodology captures, for ADVO's benefit, any savings resulting from the extraordinary reduction in resource requirements. ADVO may raise any discrepancy it may have with the adjustment made pursuant to Section 6.7(c) above by disputing the first invoice reflecting such adjustment pursuant to
         Section 7.5.

6.8  Services Transfer Assistance

     It is the intent of the Parties that at the expiration or termination of this Agreement, ISSC will cooperate with ADVO to assist with the orderly transfer of the services, functions and operations provided by ISSC hereunder to another services provider or ADVO itself. Prior to expiration or termination of the Agreement, ADVO may request ISSC to perform and, if so requested, ISSC shall perform (except in the event of a termination due to a failure by ADVO to pay any undisputed amounts due and payable under this Agreement) services in connection with migrating the work of ADVO to another services provider or ADVO itself ("Services Transfer Assistance"). Services Transfer Assistance shall be provided until the effective date of expiration or termination with respect to the Services, and for expiration or termination related services other than those relating to the Services, for up to six additional months after the effective date of expiration or termination. Subject to Section 6.8(d) below, Services Transfer Assistance shall include, but not be limited to, providing ADVO and its Affiliates and their agents, contractors and consultants, as necessary, with services such as the following:

     a)  Premigration Services

         1)  freezing all noncritical Software changes,

         2) notifying all outside vendors of procedures to be followed during the turnover phase,

         3) reviewing all Software libraries (tests and production) with the new service provider and/or ADVO,

         4) assisting in establishing naming conventions for the new production site,

         5) analyzing space required for the data bases and Software libraries, and

         6) generating a tape and computer listing of the source code in a form reasonably requested by ADVO.

     b)  Migration Services

         1)  unloading the production data bases,

         2) delivering tapes of production data bases (with content listings) to the new operations staff,

         3)  assisting with the loading of the data bases,

         4) assisting in the execution of a parallel operation until the effective date of expiration or termination of this Agreement.

     c)  Postmigration Services

         1) answering questions regarding the Services on an "as needed" basis, and

         2) turning over of any remaining ADVO owned reports and documentation still in ISSC's possession.

     d) If any Services Transfer Assistance provided by ISSC requires the utilization of additional resources for which there is a current Baseline that ISSC would not otherwise use in the performance of this Agreement, ADVO will pay ISSC for such usage at the then current Agreement charges. If the Services Transfer Assistance requires ISSC to incur expenses in addition to the expenses that ISSC would otherwise incur in the performance of this Agreement, then:

         1) ISSC shall notify ADVO of any additional expenses associated with the performance of any additional services pursuant to this Section prior to performing such services;

         2) upon ADVO's authorization, ISSC shall perform the additional services and invoice ADVO for such services; and

         3) ADVO shall pay ISSC for such additional expenses incurred to provide the additional services within ten business days of the date of the invoice.

6.9  Other Expenses and Charges

     ADVO will be financially responsible for all costs and expenses associated with its responsibilities specified in Section 5. Such costs and expenses are not included within the Annual Services Charge, ARCs or any other charges payable by ADVO under this Agreement.

7.0  Invoicing and Payment

7.1  Annual Services Charge Invoices

     ISSC will invoice ADVO on a monthly basis the proportional amount of the Annual Services Charge for that month in advance. The portion of the Annual Services Charge attributable to Applications Development will be separately stated on the invoice. The invoice will state separately applicable taxes owed by ADVO, if any, by tax jurisdiction.

7.2  ARC, RRC and COLA Invoicing

     Beginning three months following the establishment of the Baselines pursuant to Schedule J, ISSC will invoice ADVO quarterly for the amount due, if any, for the preceding three months. The invoice will detail a single, three-month ARC for Help Desk calls and three, one-month ARCs-less-RRCs calculations for Resource Units other than Help Desk calls.

     ISSC will invoice ADVO for COLA in accordance with Section 6.3.

7.3  Other Charges

     Any amount due under this Agreement for which a time for payment is not otherwise specified will be due and payable within 60 days after the date of the invoice.

7.4  Invoice Payment

     a)  Annual Services Charge and COLA Invoices:

     Beginning on or about the Commencement Date and at the beginning of each month thereafter, ISSC will invoice ADVO for the proportional amount of the Annual Services Charge. ADVO agrees to pay the charges within 30 days of the date of the invoice.

     b)  ARC and RRC Invoices:

     ADVO will pay each invoice within 60 days of the date of an invoice.

     In the event that any payments for charges not disputed by ADVO in accordance with Section 7.5 are not received by ISSC within five days following the due date, a late fee equal to the lower of two percent of the amount of such payment per month or the maximum amount allowed by applicable law shall also be paid to ISSC by ADVO.

7.5  Disputed Charges

a) In the event that ADVO has reasonable cause to believe an invoiced amount is in error, ADVO may withhold the disputed amount from the payment for such invoice and notify ISSC of the disputed amount in writing with appropriate documentation demonstrating ADVO's position. If ISSC agrees that the disputed amount is not due ISSC, it will notify ADVO in writing that it accepts ADVO's position and will correct the billing error with a credit on the next quarter's ARC/RRC invoice, unless the Parties mutually agree to an alternative invoice method for such correction. If ISSC determines that the disputed amount is due ISSC, in full or in part, it will notify ADVO in writing of the amount still due with appropriate documentation supporting its position. If the Parties still do not agree on the disputed amount, the matter will be addressed through the Dispute Resolution process as described in Section 16.2. Upon resolution:

     1) if the disputed amount is due ISSC, ISSC will invoice ADVO for such amount on the next quarter's ARC/RRC invoice and ADVO will pay such amount in accordance with the payment terms defined in Section 7.4; or

     2) if the disputed amount is not due ISSC, ISSC (once the dispute is resolved) will correct the billing error with a credit on the next quarter's ARC/RRC invoice, unless the Parties mutually agree to an alternative invoice method for such correction.

     Notwithstanding the foregoing, the maximum amount ADVO may withhold pursuant to this Section 7.5 shall not in the aggregate exceed one month's payment of the Annual Services Charge hereunder. ADVO shall pay disputed amounts above the foregoing threshold to ISSC under protest, without waiving any of ADVO's rights to recover such disputed amounts.

     b) In the event that ADVO, as the result of an audit or other examination of its records, has reasonable cause to believe a previously-paid amount was in error, ADVO may report the disputed amount to ISSC in writing with appropriate documentation demonstrating ADVO's position.

         1) If ISSC agrees that the disputed amount was not due ISSC, it will notify ADVO in writing that it accepts ADVO's position and will reimburse ADVO for the disputed amount by issuing a credit for such amount on the next quarter's ARC/RRC invoice, unless the Parties mutually agree to an alternative invoice method for such correction.

         2) If ISSC determines that any portion of the disputed amount was, in fact, due ISSC, it will notify ADVO in writing of its findings with reasons for such determination. If the Parties still do not agree on the disputed amount, the matter will be addressed through the Dispute Resolution process as described in Section 16.2. Upon resolution, if any portion of the disputed amount is due ADVO, ISSC will reimburse ADVO for such portion of the disputed amount by issuing a credit for such portion of the disputed amount on the next quarter's ARC/RRC invoice, unless the Parties mutually agree to an alternative invoice method for such correction.

     In the event such credits as described in this Section 7.5(b) are not issued to ADVO by ISSC in accordance with clause 7.5(b), a late fee equal to the lower of two percent of the amount of such payment per month or the maximum amount allowed by applicable law shall also be due to ADVO by ISSC.

7.6  Proration

     All periodic charges under this Agreement are to be computed on a basis of 12 equal months, and will be prorated on a per diem basis for any partial month, unless specifically stated otherwise in this Agreement.

7.7  Refundable Items

     If ISSC should receive during the Term any refund, credit or other rebate in respect of a License which is attributable to a period prior to the Maintenance Period Date specified on Schedule F, ISSC will promptly notify ADVO of such refund, credit or rebate and will promptly pay to ADVO the full amount of such refund, credit or rebate.

     If ADVO should receive during the Term any refund, credit or other rebate in respect of a License which is attributable to a period on or after the Maintenance Period Date specified on Schedule F, ADVO will promptly notify ISSC of such refund, credit or rebate and will promptly pay to ISSC the full amount of such refund, credit or rebate.

7.8  Other Credits

     Except as otherwise set forth in this Agreement, with respect to any amount to be paid or reimbursed to ADVO by ISSC pursuant to this Agreement, ISSC may, at its option, pay that amount to ADVO by giving ADVO a credit against the charges otherwise payable to ISSC hereunder at the time any such amount is due and payable to ADVO.

8.0  Intellectual Property Rights

     Pursuant to this Agreement, ISSC, its subcontractors and ADVO personnel may develop, create, modify or personalize (collectively, "Develop") certain computer programming code, including source and object code ("Code") and documentation to perform the Services.

8.1  Intellectual Property Definitions

     a) "Derivative Work" means a work based on one or more preexisting works, including, without limitation, a condensation, transformation, expansion or adaptation, which, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement.

     b) "Materials" means Type I, Type II, Type III, Type IV and Type V Materials collectively.

     c) "Type I Material" means Developed Code which constitutes a Derivative Work of software for which the copyright is owned by ADVO, and any related Type V Materials.

     d) "Type II Materials" means Developed Code funded by ADVO as an ADVO-owned deliverable (including if so funded through FTEs and FPs as described in Schedule J) and any related Type V Materials which are provided as a Service hereunder and which does not constitute a Derivative Work of any Software owned by IBM or its Affiliates or any third party.


     Type II Materials do not include Developed Code that is:

         1)   jointly funded by ISSC with ADVO; or

         2)   jointly funded by ADVO with any other customer of ISSC

     to the extent such funding relationship was agreed to by the Parties. The ownership of such jointly funded Materials and Code shall be determined by the Parties as a part of such agreement.

     e) "Type III Material" means any other Developed Code which does not constitute a Derivative Work of any software owned by ADVO, IBM or its Affiliates or any third party, and any related Type V Materials.

     f) "Type IV Material" means Code Developed under this Agreement which constitutes Derivative Works of software for which the copyright is owned by IBM, its Affiliates or subcontractors, and any related Type V Materials.

     g) "Type V Material" means literary works of authorship Developed under this Agreement, such as user manuals, charts, graphs and other written documentation and machine-readable text and files and excludes Code.

8.2  ISSC Developed Code

     With respect to any Materials whether Developed solely by ISSC or its subcontractors, or jointly by ADVO personnel and ISSC or its subcontractors, ownership will be as follows:

     a) Type I and II Materials shall be owned by ADVO, and ISSC shall have the following license rights:

         1) an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform and distribute such Materials internally for the sole benefit of and exclusive use by ADVO during the Term; and

         2)   the right to sublicense third parties to do any of the foregoing.

     b) Type III and IV Materials shall be owned by ISSC, and ADVO shall have the following license rights:

         1) an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform and distribute such Materials internally within ADVO and its Affiliates; and

         2)   the right to sublicense third parties to do any of the foregoing.

8.3  ADVO Developed Code

     With respect to any Materials whether or not Developed under this Agreement, which are or have been Developed solely by ADVO personnel or as Type I or Type II Materials, such Materials shall be owned by ADVO, and ISSC, at ADVO's sole option, shall have the following license rights:

     a) an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform and distribute such Materials for the purpose of performing the Services for the sole benefit of ADVO during the Term; and

     b)  the right to sublicense third parties to do any of the foregoing.

8.4  General Rights

     a) At the expiration or earlier termination of this Agreement, so long as ADVO has not materially breached its obligations under this Agreement, ISSC will grant to ADVO the following license rights in the Materials owned by ISSC:

         1) an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, modify and distribute the Materials internally for the sole benefit of and exclusive use by ADVO and its Affiliates; and

         2)   the right to sublicense third parties to do any of the foregoing.

     b) Any ownership or license rights herein granted to either Party are limited by and subject to any patents and copyrights held by, and terms and conditions of any license agreements with, applicable third party software providers and unless otherwise agreed to by the Parties, the Parties shall make a diligent effort to assure that no such license agreements unduly restrict use of such Materials for the benefit of the other Party or unduly increase the other Party's cost.

     c) To the extent any of the Materials may not, by operation of law, be owned by the Party to which ownership has been granted (as described in this Section 8), each Party agrees to assign and hereby assigns, without further consideration, the ownership of all right, title and interest in all U.S. and foreign copyrights and mask work rights (if any) in such Materials to the other Party, and such assignee Party shall have the right to obtain and hold in its own name copyrights, registrations, renewals and all other rights relating or pertinent thereto.

     d) The Parties agree to reproduce copyright legends which appear on any portion of the Materials which may be owned by third parties.

     e) This Agreement shall not preclude ISSC from developing materials or providing services which are competitive to the Materials irrespective of their similarity to computer programming code, documentation or other materials or services which might be delivered pursuant to this Agreement, except to the extent any of same may infringe any of ADVO's patent rights or copyrights or disclose Confidential Information in violation of Section 9.

     For any Materials developed by ISSC personnel directly supporting ADVO during the Term, excepting ISSC Data Center operators, ISSC will use its reasonable good faith efforts to identify and provide information concerning such Materials to ADVO, and if ADVO notifies ISSC that such Materials contain or may contain information or materials or know-how unique to ADVO's type of business and/or proprietary to ADVO (but not in any instance network management or general data processing information or materials or know-how) (the "Sensitive Materials"), ADVO may request a review of such Materials to determine if they, in fact, contain such information or materials or know-how. If ADVO can reasonably make a showing that the Materials are Sensitive Materials, then ISSC shall limit its use of such Materials in the telecommunications and media industry to its own internal use; any other use of the Materials shall first be reviewed and approved by ADVO and such approval shall not be unreasonably withheld or delayed. Any disputes arising under this Section 8.4(e) shall be resolved in accordance with the dispute resolution provisions of Section 16.2.

     The employees of each Party during the Term may further develop their general knowledge, skills and experience. The subsequent use by such employees of such general knowledge, skills and expertise in the ordinary course of business does not constitute a breach of this Agreement provided it does not infringe any intellectual property rights of the disclosing Party (including any intellectual property rights granted hereunder). However, except for the licenses expressly granted under this Section 8, neither this Agreement nor any disclosure made hereunder grants any license to either Party under any patents or copyrights of the other Party.

     f) Each Party shall cooperate with the other Party, at such other Party's expense, in registering or renewing copyrights or patent rights for Materials of which the ownership by the other Party is identified in this Section 8.

9.0  Confidentiality/Data Security

9.1  Confidential Information

     ISSC and ADVO each acknowledge that the other possesses and will continue to possess information that has been created, discovered, developed by or provided to it by a third party and in which property rights have been assigned or otherwise conveyed to it, which information has commercial value in its business and is not in the public domain. Except as otherwise specifically provided by the Parties, "Confidential Information" shall mean:

     a) all information marked or otherwise identified as confidential (whether or not specifically enumerated in this Section 9), restricted, or proprietary by either Party; and

     b) ADVO's customer lists, customer information, account information, and information regarding business planning and operations of ADVO and ADVO's administrative, financial or marketing activities.

9.2  Obligations

     a) ISSC and ADVO will protect Confidential Information residing on the system in accordance with the responsibilities set forth in Schedule L.

     b) With respect to all other Confidential Information (e.g., hardcopy, E-Mail, fax) provided by one Party to the other, each will use the same care to prevent disclosing to third parties such Confidential Information of the other as it employs to avoid disclosure, publication or dissemination of its own information of a similar nature.

     c) Notwithstanding the foregoing, the Parties may disclose such information to subcontractors involved in providing Services under this Agreement, or to others with a reasonable need to know, where:

         1) such disclosure is necessary to permit the subcontractor to perform its duties hereunder;

         2) the disclosing Party assumes full responsibility for the acts or omissions of its subcontractor, no less than if the acts or omissions were those of the disclosing Party; and

         3)   pursuant to a mutually satisfactory confidentiality agreement.

     d) Without limiting the generality of the foregoing, neither Party will publicly disclose the terms of this Agreement, except to the extent permitted by Section 9.3 and Section 15, without the prior written consent of the other. Furthermore, neither ISSC nor ADVO will:

         1) make any use of the Confidential Information of the other except as contemplated by this Agreement;

         2) acquire any right in or assert any lien against the Confidential Information of the other; or

         3) refuse to promptly return, provide a copy of or destroy such Confidential Information upon the request of the other Party;

     provided, however, that the employees of each Party during the Term may further develop their general knowledge, skills and experience. The subsequent use by such employees of such general knowledge, skills and expertise in the ordinary course of business does not constitute a breach of this Agreement provided it does not infringe any intellectual property rights of the disclosing party.

     e) These obligations shall apply during the Term and for a period of five years thereafter.

9.3  Exclusions

     Notwithstanding the foregoing, this Section will not apply to any information which ISSC or ADVO can demonstrate was:

     a) at the time of disclosure to it, in the public domain (provided however that any compilation of information in the public domain shall not itself per se be considered to be in the public domain);

     b) after disclosure to it, published or otherwise becomes part of the public domain through no fault of the receiving Party;

     c) in the possession of the receiving Party at the time of disclosure to it;

     d) received after disclosure to it from a third party who had a lawful right to disclose such information to it; or

     e) independently developed by the receiving Party without reference to Confidential Information of the furnishing Party.

     Further, either Party may disclose Confidential Information of the other to the extent required by law or order of a court or governmental agency; provided, however, that the recipient of such Confidential Information must give the discloser prompt notice and make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information, all at the discloser's cost and expense. It is understood that the receipt of Confidential Information under this Agreement will not limit or restrict assignment or reassignment of employees of ISSC and ADVO within or between the respective Parties and their Affiliates.

9.4  Loss of Confidential Information

     In the event of any disclosure or loss of Confidential Information, the receiving Party will notify the furnishing Party immediately.

9.5  Limitation

     ISSC will not be responsible for corruption, loss or mistransmission of data or for the security of data during transmission via public telecommunications facilities, provided ISSC has performed its obligations under this Agreement with respect to such data.

10.0 Termination

10.1 Termination for Convenience

     Subject to the other provisions of this Agreement, ADVO may terminate this Agreement beginning three years after the Commencement Date upon at least 180 days prior written notice to ISSC. If ADVO terminates this Agreement prior to the expiration of the Term, other than as specified in Section 10.2, ADVO agrees to pay ISSC on the effective date of the termination, the Termination Charge, as specified in the Supplement, which the Parties agree is ADVO's sole and exclusive liability for such termination. Any termination charge will be prorated according to the following formula:

      [{(A-B)  / 12 months}  x  C] + B = Prorated Termination

                                                          Charge.

     where:

     A = the Termination Charge specified in the Supplement for the year in which termination is effective;

     B = the Termination Charge specified in the Supplement for the year after the year in which termination is effective; and

     C =   the number of months remaining during the year in which termination is effective.

10.2 Termination for Cause

     Upon written notice, either Party may terminate this Agreement, or to the extent reasonably practicable a portion thereof, without charge to the terminating Party, in the event of a material breach by the other. However, the Party seeking termination will provide the other Party with sufficient, reasonable written prior notice of such material breach and the opportunity to cure same, as follows:

     a) in the event of a failure to pay any amount due and payable under this Agreement when due, at least thirty (30) days in the first instance of such failure and ten (10) days in any subsequent instance of such failure within any 12 month period; and

     b) in the event of any other material breach, at least 45 days in the first instance of such failure and thirty (30) days in any subsequent instance of such failure within any twelve month period.

     If the nature of any first occurrence in any twelve month period of any nonmonetary breach is such that it would be unreasonable to expect a cure within a 45 day period, the breaching Party shall be given an additional 15 days to cure such breach. In the event the material breach is not cured within the periods specified above after delivery of the notice, the nonbreaching Party may terminate this Agreement, which termination shall be in writing, as of a date specified in such notice of termination. The terminating Party shall have all rights and remedies generally afforded by law or equity, subject to the limitations expressed in this Agreement.

10.3 Extension of Services

     Except in the case of a termination of this Agreement due to a material breach by ADVO, ADVO may once request and ISSC will extend the provision of Services for a period not to exceed 180 days beyond the effective date of termination or expiration. Such request must be in the form of a written notice received by ISSC not less than 60 days prior to the effective date of termination or expiration of the Agreement.

     ADVO will reimburse ISSC for all additional expenses, if any, incurred by ISSC as a result of ISSC's provision of such extended Services from the effective date of Termination which are not otherwise covered by the Annual Services Charge, ARCs or other charging methodology described herein.

10.4 Other Rights Upon Termination

     Provided ADVO has not materially breached its obligations under this
     Agreement:

     a) ADVO may request to purchase and ISSC may consider to sell, at its reasonable discretion, the ISSC-owned machines then currently being used by ISSC on a dedicated basis to perform the Services at fair market value, as determined by a mutually agreed upon appraisal. ADVO shall be responsible for any taxes associated with the purchase of, as well as the costs for any appraisals of, such equipment.

     b) For Software proprietary to ISSC or its Affiliates (if necessary to be used to provide the Services) and not otherwise owned by or licensed to ADVO in accordance with Section 8 and not generally commercially available:

         1) ISSC will provide a license to ADVO, for its internal use only, upon terms and prices to be mutually agreed upon by the Parties that are comparable to, and in the case of prices, that do not exceed, the prices and terms for similar commercial software. If such similar commercial software does not exist, such license will be provided at a price intended to generally compensate ISSC for its investment in such software as such compensation would be implemented in its commercial products; or

         2) at ADVO's option, ISSC will recommend a mutually agreeable commercially available substitute to perform the same function.

     c) ISSC will use reasonable efforts to obtain the right to transfer all Software licenses used in support of ADVO to ADVO at the termination or expiration of the Term without charge. If this is not possible, ISSC will notify ADVO prior to obtaining such Software and subject to ADVO's acceptance of any applicable vendor terms and conditions and payment by ADVO of any transfer fee, license fee or other charges imposed by such vendor:

         1) with respect to generally commercially available Software, if ISSC has licensed or purchased and is using any such Software solely for providing the Services to ADVO at the date of expiration or termination, ISSC will transfer the requested Software to ADVO and ADVO will reimburse ISSC for initial license or purchase charges for such Software in an amount equal to the remaining unamortized cost of such Software, if any, depreciated over a five year life;

         2) with respect to generally commercially available Software, if ISSC has licensed or purchased and is using any such Software for providing the Services to ADVO and other ISSC customers in a shared environment at the date of expiration or termination, ISSC will assist ADVO in obtaining licenses for such Software; and

         3) ISSC will transfer or assign to ADVO or its designee, upon ADVO's request, on mutually acceptable terms and conditions, any contracts applicable solely to the Services being provided to ADVO (i.e., maintenance, disaster recovery services and other necessary third party services with the exception of subcontractor services) then being used by ISSC to perform the Services.

     d) ISSC will further use its reasonable efforts, where necessary or appropriate, to obtain new Software licenses in ADVO's name and through the Change Management Procedures, during the Term.

     e)  ISSC will provide Services Transfer Assistance pursuant to Section 6.8.

11.0 Liability

11.1 General Intent

     Each Party's and each of its subcontractor's entire liability to the other Party and their exclusive remedies are set forth in this Section and
     Section 13. Subject to the specific provisions of this Section, it is the intent of the Parties that each Party will be liable to the other Party for any damages incurred by the nonbreaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by this Agreement.

11.2 Damages

     a) Each Party's and each of its subcontractor's entire liability for actual, direct damages resulting from such party's performance or nonperformance under this Agreement, regardless of the form of action, and whether in contract, tort (including, without limitation, negligence), warranty or other legal or equitable grounds, will be limited in the aggregate for all claims to an amount equal to:

         1) the amount actually paid by ADVO to ISSC for the Services during the six months prior to the occurrence of the first event which is the subject of the first claim; or

         2) in the case where less than six months of the Term have elapsed at the time of an event which is the subject of a claim, the actual charges during the first six months of the Term.

     b)  This limitation will not apply to:

         1) any obligation or failure by ADVO to pay any amounts due or past due and owing to ISSC pursuant to the terms of this Agreement;

         2) Losses by either Party for bodily injury or damage to real property or tangible personal property, as described in Section 13.3;

         3) Losses incurred by a Party caused by or arising out of the inaccuracy or untruthfulness of the representations and warranties of the other Party contained in this Agreement;

         4) either Party's obligation to indemnify the other for patent and copyright infringement Losses and Losses relating to tax liabilities, as provided in Sections 13.1(a) and (f) and 13.2(a) and (c), respectively; and

         5) Losses incurred by either Party arising under the indemnity by the other Party under Section 13.1(d) and (e) and 13.2(d).

     c) In no event will either Party have any liability whether based on contract, tort (including, without limitation, negligence), warranty or any other legal or equitable grounds, for any loss of interest, profit or revenue by the other Party or for any consequential, indirect, incidental, special, punitive or exemplary damages suffered by the other Party, arising from or related to this Agreement, even if such Party has been advised of the possibility of such losses or damages; provided, however, that this clause will not prevent either Party from recovering amounts owed under this Agreement.

     d) In no event will ISSC or its subcontractors be liable for any damages if and to the extent caused by ADVO's failure to perform its responsibilities, nor shall ADVO be liable for any damages if and to the extent caused by any failure to perform by ISSC or its subcontractors.

12.0 Warranty

12.1 Claims

     ADVO warrants it has no knowledge or notice of any actual or threatened claim or action by, on behalf of or related to, any of the Affected Associates, including, but not limited to, claims arising under the Occupational Safety and Health Administration, Equal Employment Opportunity Commission, National Labor Relations Board or Fair Labor Standards Act, or other applicable federal, state or local laws or regulations, except as such claims or actions are identified in Schedule P.

12.2 Ownership of ADVO Machines

     ADVO represents that ADVO is either the owner of each ADVO Machine or is authorized by its owner to include it under this Agreement.

12.3 Environmental

     a)  ADVO represents that:

         1) ADVO is authorized to permit ISSC access to and use of the ADVO Network and other ADVO facilities used in connection with performing the Services, (the "Facilities"), and ISSC is performing the Services for ADVO at the Facilities at ADVO's request; and

         2) the Facilities are in compliance with all material applicable federal, state and local laws governing the storage, existence, discharge and handling of Hazardous Materials. ADVO is responsible for any waste generated at its Facilities and, if applicable, the proper manifest of any hazardous waste to appropriate disposal sites under ADVO's name and identification number.

     b)  "Hazardous Materials" means:

         1) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time (42 U.S.C. 9601 et seq.) and the regulations promulgated thereunder;

         2)   any asbestos or asbestos-containing materials;

         3) petroleum, crude oil or any fraction thereof, natural gas or synthetic gas used for fuel; and

         4) any additional substances or materials which at such time are classified or considered to be hazardous or toxic under the laws of the state wherein the Facilities are located.

     c) In the event that Hazardous Materials are present at the Facilities during the Term of this Agreement, ISSC may cease the performance of that portion of the Services affected by their presence if, in the reasonable judgment of ISSC, ISSC's ability to perform such portion of the Services safely and properly is adversely impacted by the presence of such Hazardous Materials. ADVO shall be responsible for causing any violation of federal, state or local law with respect to the presence of such Hazardous Materials to be remedied, it being understood that matters relating to the investigation, detection, abatement and remediation of any Hazardous Materials present at the Facilities are not within the scope of this Agreement and that ISSC shall not be liable or responsible for any expense incurred by ADVO in this connection, unless ADVO's investigation reveals that the presence of the Hazardous Materials was caused by the conduct of an ISSC employee, invitee, or subcontractor. In such event, the limitations of this paragraph will not apply.

12.4 Noninfringement

     The Parties represent and warrant that they will perform their responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any third party.

12.5 Compliance with Obligations

     Each Party represents and warrants that its entry into this Agreement does not violate or constitute a breach of any of its contractual obligations with third parties.

12.6 Disclaimer

     a) ISSC does not warrant the accuracy of any advice, report, data or other product delivered to ADVO which is produced with or from data and/or Software provided by ADVO. Such products are delivered AS IS, and ISSC shall not be liable for any inaccuracy thereof.

     b) Subject to the obligations of ISSC contained in this Agreement, ISSC does not assure uninterrupted or error-free operation of the Machines.

     c) EXCEPT AS PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12.7 Authorization and Enforceability

     Each Party hereby represents that:

     a) it has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby;

     b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each Party; and

     c) this Agreement has been duly executed and delivered by such Party and (assuming the due authorization, execution and delivery hereof by the other Party) is a valid and binding obligation of such Party, enforceable against it in accordance with its terms.

12.8 Regulatory and Corporate Proceedings

     Each Party agrees to obtain all necessary regulatory approvals applicable to its business, obtain any necessary permits, and comply with any regulatory requirement applicable to the performance of the Services.

13.0 Indemnities

13.1 Indemnity by ISSC

     ISSC, for itself and on behalf of its subcontractors, where applicable, agrees to indemnify, defend and hold ADVO, its Affiliates and their respective officers, directors, employees, agents, successors and assigns harmless, in accordance with the procedures described in Section 13.6 from and against any and all Losses incurred by ADVO arising from or in connection with:

     a) any claims of infringement made against ADVO of any United States letters patent, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of the United States or any state, alleged to have occurred because of equipment, systems, products or other resources or items provided to ADVO by ISSC; provided, however, that ISSC will have no obligation with respect to any Losses to the extent the same arise out of or in connection with ADVO's modification of a program or a machine or ADVO's combination, operation or use with devices, data or programs not furnished by ISSC or its subcontractors;

     b) any duties or obligations accruing on or after the Commencement Date arising out of or in connection with any Licenses, subject to Sections
         3.3 and 3.4;

     c)  any claims by ADVO Affiliates against ISSC related to the Services;

     d) any claim or action by, on behalf of, or related to, an Affected Associate (except as set forth in Section 4.1(c)), including claims arising under applicable federal, state or local laws or regulations, including without limitation workers' compensation laws, relating to ISSC's employment, offer of employment, or other ISSC obligations in
         Section 3.2 hereof, of the Affected Associates on or after the Commencement Date;

     e) any claim or action by, on behalf of, or related to, any Affected Associate not hired by ISSC arising directly out of the fact that such Affected Associate was not hired by ISSC, including claims arising under applicable federal, state or local laws or regulations; and

     f) any amounts, such as taxes, interest and penalties, assessed against ADVO which are obligations of ISSC pursuant to Section 6.6.

13.2 Indemnity by ADVO

     ADVO agrees to indemnify, defend and hold ISSC, its Affiliates and their respective officers, directors, employees, agents, successors and assigns harmless, in accordance with the procedures described in Section 13.6, from and against any and all Losses, arising from or in connection with:

     a) any claims of infringement made against ISSC of any United States letters patent, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of the United States or any state, alleged to have occurred because of equipment, systems, products or other resources or items provided to ISSC by ADVO hereunder, provided, however that ADVO will have no obligation with respect to any Losses to the extent that, unless required by ADVO hereunder, the same arise out of or in connection with ISSC's modification of a program or a machine or ISSC's combination, operation or use with devices, data or programs not furnished by ADVO;

     b) any duties or obligations accruing prior to the Maintenance Period Date specified on Schedule F by ADVO arising out of or in connection with any Licenses;

     c) any amounts, including but not limited to taxes, interest and penalties, assessed against ISSC which are obligations of ADVO pursuant to Section 6.6;

     d) any claim or action by, on behalf of, or related to, the Affected Associate, including but not limited to claims arising under applicable federal, state or local laws or regulations, including without limitation workers' compensation laws, relating to ADVO's employment of the Affected Associates prior to their employment by ISSC; and

     e) any environmental claim arising out of this Agreement or as a result of the Services performed at ADVO's Facilities unless ISSC has caused the environmental damage by actions unrelated to and unauthorized by this Agreement.

13.3 Cross Indemnity and Contribution

     Each Party agrees to contribute to the amount paid or payable by the other Party for any and all Losses for which such Party is legally liable and in proportion to such Party's comparative fault in causing such Losses, arising in favor of any person, corporation or other entity, including the Parties hereto and their employees, contractors and agents, on account of personal injuries, death or damage to tangible personal or real property in any way incident to, or in connection with or arising out of:

     a)  this Agreement;

     b)  the Services provided by ISSC hereunder;

     c) the presence of such Party, its employees, contractors or agents on the premises of the other Party; or

     d) the act or omission of such Party, its employees, contractors or agents.

13.4 Subrogation

     In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to Sections 13.1, 13.2 or 13.3, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims and defenses to which such indemnification relates.

13.5 Exclusive Remedy

     The indemnification rights of each Indemnified Party pursuant to Sections 13.1, 13.2 or 13.3, together with any equitable remedies, shall be the exclusive remedies of such Indemnified Party with respect to the claims to which such indemnification directly relates.

13.6 Indemnification Procedures

     a) If any civil, criminal, administrative or investigative action or proceeding (any of the above being a "Claim") is commenced against any Party entitled to indemnification under Sections 13.1, 13.2 or 13.3 (an "Indemnified Party") written notice thereof shall be given to the Party that is obligated to provide indemnification under such Sections (the "Indemnifying Party") as promptly as practicable. After such notice, if the Indemnifying Party shall acknowledge in writing to such Indemnified Party that this Agreement applies with respect to such Claim, then the Indemnifying Party shall be entitled, if it so elects, in a written notice delivered to the Indemnified Party not fewer than 10 days prior to the date on which a response to such Claim is due, to take control of the defense and investigation of such Claim and to employ and engage attorneys to handle and defend the same, at the Indemnifying Party's sole cost and expense after providing the Indemnified Party advance written notice of the counsel to be retained and allowing for reasonable comment. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such Claim and any appeal arising therefrom. No settlement of a Claim that involves a remedy other than the payment of money by the Indemnifying Party without contribution by the Indemnified Party shall be entered into without the consent of the Indemnified Party, which consent will not be unreasonably withheld.

     b) After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that Claim. If the Indemnifying Party does not assume full control over the defense of a Claim subject to such defense as provided in this Section 13.6, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

14.0 Insurance and Risk of Loss

14.1 Insurance

     When this Agreement requires performance by ISSC's or ADVO's employees or subcontractors on the other Party's premises, the performing Party shall carry and maintain Worker's Compensation Insurance, including Employers Liability Insurance, covering its employees and subcontractors engaged in such performance in amounts no less than required by law in the applicable location.

14.2 Risk of Loss

     ADVO is responsible for risk of loss of, or damage to, Machines located on ADVO's premises and any loss of or damage to Software in ADVO's possession at the time of such loss or damage. ISSC is responsible for risk of loss of, or damage to, Machines located on ISSC's premises and any loss of or damage to Software in ISSC's possession at the time of such loss or damage. The foregoing shall not be interpreted to relieve ISSC of any of its express obligations otherwise set forth in this Agreement.

15.0 Publicity

     Each Party will submit to the other all advertising, written sales promotion, press releases and other publicity matters relating to this Agreement in which the other Party's name or mark is mentioned or language from which the connection of said name or mark may be inferred or implied, and will not publish or use such advertising, sales promotion, press releases, or publicity matters without prior written approval of the other Party. However, either Party may include the other Party's name and a factual description of the work performed under this Agreement on employee bulletin boards, in its list of references and in the experience section of proposals to third parties, in internal business planning documents and in its annual report to stockholders, and whenever required by reason of legal, accounting or regulatory requirements.

16.0 Review Committee and Dispute Resolution

16.1 Joint Advisory Committee

     ISSC and ADVO agree to create a Joint Advisory Committee consisting of four people of the following titles from each Party:

     ISSC

         1)   Director, ISSC Media Industry

         2)   Project Delivery Executive, ISSC Media Industry

         3)   ISSC Project Executive

         ADVO

         1)   Vice President and Chief Information Officer

         2)   ADVO Finance Director

         3)   ADVO Project Executive

     The Joint Advisory Committee will:

     a)  conduct quarterly reviews of the progress on projects;

     b) annually review the operating and strategic plans prepared by the Project Executives;

     c)  review, on an annual basis, performance objectives and measurements;

     d)  provide advice and direction on technology changes; and

     e)  resolve disputes between the Parties.

16.2 Dispute Resolution

     a) Any dispute between the Parties either with respect to the interpretation of any provision of this Agreement or with respect to the performance by ISSC or by ADVO hereunder shall be resolved as specified in this Section 16.2.

         1) Upon the written request of either Party, each of the Parties will appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

         2) The designated representatives shall meet as often as necessary to gather and furnish to the other all information with respect to the matter in issue which is appropriate and germane in connection with its resolution.

         3) Such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto.

         4) During the course of such negotiation, all reasonable requests made by one Party to the other for nonprivileged information reasonably related to this Agreement, will be honored in order that each of the Parties may be fully advised of the other's position.

         5) The specific format for such discussions will be left to the discretion of the designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party.

     b) If the designated representatives cannot resolve the dispute, then the dispute shall be escalated to the President of ADVO and the President of ISSC, for their review and resolution. If the dispute cannot be resolved by such officers, then the Parties may initiate formal proceedings; however, formal proceedings for the judicial resolution of any such dispute may not be commenced until the earlier of:

         1) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter in issue does not appear likely; or

         2)   30 days after the initial request to negotiate such dispute; or

         3) 30 days before the statute of limitations governing any cause of action relating to such dispute would expire.

16.3 Continued Performance

     Except where clearly prevented by the area in dispute, both Parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

17.0 General

17.1 Control of Services

     a) This Agreement shall not be construed as constituting either Party as partner of the other or to create any other form of legal association that would impose liability upon one Party for the act or failure to act of the other or as providing either Party with the right, power or authority (express or implied) to create any duty or obligation of the other Party.

     b) Each Party shall be responsible for the management, direction and control of its employees and such employees shall not be employees of the other Party.

     c) Except where this Agreement expressly provides that ISSC will perform certain identified Services as agent for ADVO, the Services will be under the control, management and supervision of ISSC.

17.2 Right to Perform Services for Others

     Each Party recognizes that ISSC personnel providing Services to ADVO under this Agreement may perform similar services for others and this Agreement shall not prevent ISSC from using the personnel and equipment provided to ADVO under this Agreement for such purposes. ISSC may perform its obligations through its subsidiaries, Affiliates or through the use of ISSC-selected independent contractors; provided, however, that:

     a) ISSC will obtain the advance approval of ADVO (which approval shall not be unreasonably withheld or delayed) prior to bringing any subcontractor on ADVO premises;

     b) ISSC will obtain the advance approval of ADVO (which approval shall not be unreasonably withheld or delayed) prior to subcontracting any Services requiring a direct interface between the subcontractor and ADVO; and

     c) ISSC will not be relieved of any of its obligations under this Agreement by use of any such subsidiaries, Affiliates or subcontractors.

         For the purposes of this Section, any subcontractors listed on Schedule K shall be considered to have been approved by ADVO.

17.3 Scope of Services

     The Services provided under this Agreement are for Machines and facilities located within the United States, Puerto Rico or Guam.

17.4 Amendments and Revisions

     No changes or modifications to this Agreement, its Supplement and Schedules may be made orally, but only by a written amendment or revision signed by both Parties.

     Any terms and conditions varying from this Agreement, its Supplement and Schedules on any order or written notification from either Party are void.

17.5 Force Majeure

     a) Neither Party shall be liable for any default or delay in the performance of its obligations hereunder:

         1) if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in the United States, strikes, lockouts, or labor difficulties, or any other similar cause beyond the reasonable control of such Party; or

         2) provided such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the nonperforming Party through the use of alternate sources, work-around plans or other means,

              (individually, each being a "Force Majeure Event").

     b) In such event, the nonperforming Party will be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other by telephone (to be confirmed in writing within five days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

     c) If any Force Majeure Event substantially prevents, hinders, or delays perfor-mance of the Services necessary for the performance of ADVO's critical functions for more than 30 consecutive days, then at ADVO's option:

         1) ADVO may procure such Services from an alternate source and ISSC will be liable for payment for such Services in excess of ISSC's charges under this Agreement for up to 180 days; or

         2) this Agreement will terminate as of a date specified by ADVO in a written notice of termination to ISSC and ADVO will pay ISSC any unrecovered start-up costs, anticipated profit prorated to the date of termination, and any reasonable out-of-pocket expenses associated with ramp down transition costs, all subject to independent audit.

     d) This Section 17.5 does not limit or otherwise affect ISSC's obligation to provide disaster recovery services in accordance with Schedule G; provided, however, that such Force Majeure Event does not also prevent ISSC's provision of the Services from the recovery center(s).

     e) With the exception of charges for the directly affected portion of Services, this Section 17.5 does not limit or otherwise relieve ADVO's obligation to pay any monies due ISSC under the terms of this Agreement.

17.6 Nonperformance

     To the extent any Party is not able to perform its nonmonetary obligations under this Agreement as a result of the other Party's failure to perform its obligations under this Agreement, such nonperformance shall be excused.

17.7 Remarketing

     ADVO may not remarket all or any portion of the Services provided under this Agreement, or make all or any portion of the Services available to any party other than ADVO or its Affiliates, without the prior written consent of ISSC.

17.8  Waiver

      No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof.

17.9  Severability

      If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed to be restated to reflect the original intentions of the Parties as nearly as possible in accordance with applicable law(s).

17.10 Limitations Period upon Termination

      Neither Party may bring an action, regardless of form, arising out of this Agreement more than two years after the cause of action was discovered or four years from the date the cause of action reasonably should have been discovered.

17.11 Counterparts

      This Agreement shall be executed in duplicate counterparts. Each such counterpart shall be an original and both together shall constitute but one and the same document.

17.12 Governing Law

      This Agreement shall be governed by the laws of the State of New York as such laws are applied to contracts which are entered into and performed entirely within the State of New York. The Parties agree that the exclusive jurisdiction for any dispute arising hereunder shall be in the federal district court with appropriate jurisdiction in the State of Connecticut, or if there is no jurisdiction in federal district court, then in the state court in Connecticut with appropriate jurisdiction.

17.13 Survival, Binding Nature and Assignment

      Any terms of this Agreement which by their nature extend beyond its expiration or termination remain in effect until fulfilled. This Agreement will be binding on the Parties and their respective successors and permitted assigns. For purposes of this Agreement, a change in Control of a Party or a sale of all or substantially all of the assets of a Party shall be deemed an assignment of this Agreement.

      Neither Party may, or will have the power to, assign this Agreement without the prior written consent of the other, except that either Party may assign its rights and obligations under this Agreement, without the approval of the other, to an

      Affiliate or to any party acquiring all or substantially all of ADVO's assets which expressly assumes such Party's obligations and responsibilities hereunder, provided that the assigning Party remains fully liable for and shall not be relieved from the full performance of all obligations under this Agreement.

      Any attempted assignment that does not comply with the terms of this Section shall be null and void. Any Party assigning its rights or obligations to an Affiliate in accordance with this Agreement shall, within three business days of such assignment, provide written notice thereof to the other Party together with a copy of the assignment document.

17.14 Notices

      Under this Agreement whenever one Party is required or permitted to give notice to the other, such notice will be deemed given when delivered in hand, one day after being given to an express courier with a reliable system for tracking delivery, or three days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, or when sent by facsimile and thereafter delivered by one of the foregoing methods of delivery. Notifications will be addressed as follows:



          1)   For termination, breach or default, notify:


               In the case of ISSC:


               ISSC Project Executive

               c/o ADVO

               One Univac Lane

               Windsor, CT  06095

               Facsimile: 860-285-6411



               with a copy to:



               ISSC General Counsel

               Route 100

               Somers, NY  10589

               Facsimile: 914-766-8444



               In the case of ADVO:



               Vice President and CIO

               One Univac Lane

               Windsor, CT  06095

               Facsimile: 860-285-6411



               with a copy to:



               ADVO General Counsel

               One Univac Lane

               Windsor, CT  06095

               Facsimile: 860-285-6230



          2)   For all other notices:



               In the case of ISSC:



               ISSC Project Executive

               c/o ADVO

               One Univac Lane

               Windsor, CT  06095

               Facsimile: 860-285-6411

               In the case of ADVO:



               Vice President and CIO

               One Univac Lane

               Windsor, CT  06095

               Facsimile: 860-285-6411



      Either Party hereto may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

17.15 No Third Party Beneficiaries

      Except as specified in Section 11 with respect to either Party's contractors or subcontractors, the Parties do not intend, nor will any clause be interpreted, to create for any third party any obligations to or benefit from either ISSC or ADVO.

17.16 Other Documents

      On or after the Commencement Date and the date(s) of any amendments or revisions hereto and at the request of the other Party, each Party shall furnish to the other such certificate of its Secretary, certified copy of resolutions of its Board of Directors, or opinion of its counsel as shall evidence that this Agreement or any amendment or revision hereto has been duly executed and delivered on behalf of such Party.

      During the Term and at the reasonable request of the other Party, each Party shall furnish to the other a certificate stating that:

          1)   this Agreement is in full force and effect; and

          2)   the other Party is not materially in breach hereof at such time.

      The Parties will execute and deliver or cause to be delivered such further documents and other reasonable supporting documentation as is necessary to make a showing, to the reasonable satisfaction of the other Party, that a Party is able to meet its obligations hereunder, as may reasonably be required for the purposes of assuring and confirming the rights hereby created, on a current and prospective basis, or for facilitating the performance of the terms of the Agreement.

17.17 Headings

      All headings herein and the table of contents are not to be considered in the construction or interpretation of any provision of this Agreement. This Agreement was drafted with the joint participation of both Parties and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof. In the event of any apparent conflicts or inconsistencies between this Agreement or any Supplements, Schedules, Exhibits or other Attachments to this Agreement, to the extent possible such provisions shall be interpreted so as to make them consistent, and if such is not possible, the provisions of this Agreement shall prevail.

      THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS. FURTHER, THE PARTIES AGREE THAT THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES RELATING TO THIS SUBJECT SHALL CONSIST OF 1) THIS AGREEMENT,
      2) THE SUPPLEMENT AND 3) THE SCHEDULES, INCLUDING THOSE MADE EFFECTIVE BY THE PARTIES IN THE FUTURE. THIS STATEMENT OF THE AGREEMENT SUPERSEDES ALL PROPOSALS OR OTHER PRIOR AGREEMENTS, ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER DESCRIBED IN THIS AGREEMENT.

      Accepted by:                                         Accepted by:
      Integrated Systems Solutions Corporation             ADVO, Inc.
      By /s/ Randy M. Favero      July 16, 1996            By /s/ Lowell W. Robinson     July 16, 1996
      -----------------------------------------            -------------------------------------------